Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
Registration Statement Under
The Securities Act of 1933
(Form Type)
COMSCORE, INC.
(Exact Name of Registrant as Specified in its Charter)
TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	10,000,000	$0.81	$8,100,000	$110.20 per $1,000,000	$892.62
Total Offering Amounts					$8,100,000		$892.62
Total Fee Offsets							$—
Net Fee Due							$892.62

(1)
The Form S-8 registration statement to which this Exhibit 107.1 is attached (the "Registration Statement") registers 10,000,000 additional shares of common stock, $0.001 par value per share (the "Common Stock"), of comScore, Inc., a Delaware corporation, that may be delivered with respect to awards under the comScore, Inc. 2018 Equity and Incentive Compensation Plan (as amended from time to time, the "Plan").

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Select Market on June 27, 2023 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $0.81.